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                                                                     EXHIBIT 2.7


                               Discount Rx, Inc.
                          12505 Starkey Road, Suite A
                                Largo, FL 33773

                              September 13, 2000

Penner & Welsch, Inc.
10016 River Road
St. Rose, LA 70087

Gentlemen:

     On behalf of Discount Rx, Inc. ("DRx"), we are pleased to provide you with the following proposal relating to our acquisition of Penner & Welsch, Inc. ("P&W"). We are prepared to work with P&W on an exclusive basis to formulate a bankruptcy reorganization plan (the "Plan") to purchase P&W's assets and/or equity, without its liabilities (the "Acquisition"), to obtain the best possible payment to P&W's creditors, while keeping P&W's customers and to the extent possible, its employees, in continuous service. We also agree to work with you to finalize the necessary arrangements and documentation and to execute definitive transaction documents based on the terms, and within the time frame, set forth below.

     The following paragraphs reflect our understanding of the matters described therein, but do not constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of either DRx or P&W, except as specifically contemplated below.

     The principal terms of our proposal are as follows:

  1. Consideration. The purchase price will be as follows:
     -------------

          a. DRx will cause its parent company, DrugMax.com, Inc., to issue such number of shares of its common stock, $.001 par value per share (the "Common Stock") to P&W as set forth below. The number of shares of Common Stock to be delivered to P&W on the Closing Date shall be calculated by dividing $750,000 by the five-day average closing price of the Common Stock during the five trading days preceding the Closing Date.

          b. The shares of Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant to Section 4(2) of the Securities Act under the Securities Act. Accordingly, P&W agrees that it will not transfer such shares of Common Stock unless it is in compliance with all applicable securities laws and agrees to enter into a one year lock-up agreement.
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          c.   P&W will be required to make various standard representations with regard to its investment in the Common Stock in the definitive agreement.

  2. Management Agreement. As soon as possible after the bankruptcy of P&W is
     --------------------
     filed, P&W shall move the Bankruptcy Court for approval to retain DRx as its manager and agent to manage P&W's day-to-day business affairs during the pendency of the bankruptcy case. The terms and conditions of such management agreement (the "Management Agreement") shall be acceptable to DRx, in its sole discretion, and shall be substantially in the form of the Management Agreement attached hereto as Exhibit A.

  3. Debtor-in-Possession Financing.
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          a.   Upon interim approval of the Management Agreement and of the following financing facility by the Bankruptcy Court, DRx agrees to provide P&W with debtor-in-possession financing upon terms to be mutually agreed upon between the parties (the "DIP Financing Facility"). DRx shall not be required to provide any inventory pursuant to the DIP Financing Facility until the same is approved by the Banrkuptcy Court. The DIP Financing Facility shall be on such terms and conditions as are acceptable to DRx, in its sole discretion.

          b. All sums payable to DRx pursuant to the DIP Financing Facility shall become immediately due and payable upon the earlier to occur of the following:

                      i. Confirmation  of a competing plan in the P&W bankruptcy case;
                     ii. Acceptance by P&W of a competing offer for the assets;
                    iii. Proposal by P&W of a plan that  contemplates  a sale to another party;
                     iv. Termination of the Management Agreement, provided that if the Management Agreement is terminated without default on the part of P&W, P&W will have thirty (30) days in which to repay the sums due to DRx;
                      v. Conversion  of  the  P&W  bankruptcy  to a  case  under
                         Chapter 7 of the United States Bankruptcy Code; or
                     vi. Appointment  of  a  trustee  or  of  an  examiner  with expanded power in the P&W bankruptcy case;
                    vii. Any event of default  pursuant to the terms of the loan documents;
                   viii. An uncured event of default under any cash collateral order or under any forbearance agreement approved by
                         the bankruptcy court;
                     ix. Upon the filing of a Plan by any party  other than P&W, the Manger or the Manager's affiliates;
                      x. Any uncured event of default by P&W under it's lease
                         with Greg John's Real Estate, LLC ("Realty") or a default by Realty under its mortgage or forbearance or related agreement with Hibernia National Bank with respect to the property identified on Exhibit B
                                                               ---------
                         attached hereto;
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                     xi. The  incurring  of  indebtedness  by  P&W  outside  the ordinary course of business or without the consent the Company hereunder; or
                    xii. The  dismissal  of the  P&W  bankruptcy  case  for  any reason, without the written consent of the Company hereunder.

          c. In order to secure the advances to be made under the DIP Financing Facility, P&W will grant DRx a security interest in and to all of P&W's assets, including, without limitation, inventory, accounts receivable, customer accounts and lists, trademarks, patents, copyrights and other intellectual property rights, leases, and Realty shall grant DRx a security interest in its immovable property including all furniture, fixtures and equipment situated thereon and all rents, revenues and profits therefrom, and all property incorporated into the immovable property described on Exhibit "B" hereto, which security
                                     -----------
               interests shall be junior only to properly perfected, pre-existing, pre-petition security interests in favor of Hibernia National Bank. In addition to being secured the obligations of P&W to DRx under the DIP Financing Facility shall have the highest priority as expenses of administration pursuant to the provisions of sections 503(b), 507(a)(1) and 364(c)(2) and (3) of the United States Bankruptcy Code, and in any event shall be given administrative expense priority, and no expenses of administration of the bankruptcy case shall be granted a status pari passu or higher or greater than that of DRx.

          d. It shall be a condition to DRx's obligations to provide the DIP Financing Facility and to enter into the Management Agreement that (a) the Debtor, as debtor-in-possession, for itself, its estate, its successors (including, but not limited to a Chapter 7 trustee, Chapter 11 trustee, an examiner, or receiver) and assigns and any parties claiming by or through them and the Official Committee of Unsecured Creditors, and all entities claiming by or through any of them, be barred forever from questioning or contesting the existence, validity, priority, perfection, extent and enforceability of any of DRx's post-petition claims or security interests and (b) the Debtor, as debtor-in-possession, for itself, its estates, its successors (including, but not limited to a Chapter 7 trustee, Chapter 11 trustee, an examiner, or receiver) and assigns and any parties claiming by or through them and the Official Committee of Unsecured Creditors be barred forever from asserting any claim or cause of action against DRx now existing under applicable state or federal law and whether arising pre or post petition. It shall be a further condition to the Dip Financing Facility that all security interests and liens granted by P&W to DRx be duly perfected and enforceable and that the collateral related to same not be subject to any setoff, recoupment, reclamation, defense, claim, counterclaim or any other defense or objection of any type, kind or nature whatsoever, other than as may be exercised or asserted by Hibernia National Bank, and not be subject to avoidance pursuant to applicable state and federal laws.
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  4. Mutual Cooperation.  As soon as reasonably practicable after the
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     commencement of P&W's bankruptcy case, P&W shall pursue diligently
     Bankruptcy Court approval of the Management Agreement, the DIP Financing Facility and a Plan incorporating the Acquisition agreement, all as set forth hereinabove. P&W and DRx shall cooperate and take any and all steps reasonably necessary and/or appropriate in order to obtain Bankruptcy Court approval of the foregoing. P&W shall not set off claims or demands upon DRx during the bankruptcy case or following confirmation, but instead P&W shall work cooperatively with DRx including but not limited to the service upon DRx and it's counsel of all pleadings filed in the P&W bankruptcy case by any party in interest, and P&W shall act in defense of DRx to the fullest extent allowed by law with respect to all contractual agreements set forth herein or as may arise and be executed in the future.

  5. Structure.  The parties will use their best efforts to structure the
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     acquisition in the form of a tax deferred statutory merger (the "Merger")
     under Section 368 of the Internal revenue code, or any other structure reasonably requested by DRx, and to preserve all Net Operating Losses for the benefit of DRx. The Company agrees that the purchaser may either be DRx or an affiliate of DRx. The Acquisition shall be free and clear of any and all liabilities, liens, claims, interests, and encumberances, except those specifically identified and approved in writing by DRx.

  6. Definitive Documents. Our offer is made subject to the execution of
     --------------------
     definitive documentation. The definitive documents will contain such representations, warranties, covenants and other agreements on behalf of P&W and its stockholders as are satisfactory to both parties in their sole discretion, and the Closing will be subject to customary conditions, including:

          (a)  the parties coming to agreement on the definitive documents;
          (b) obtaining of necessary consents or approvals of government bodies, lenders, lessors or other third parties, including any applicable bankruptcy court approval by final order;
          (c) satisfactory completion of DRx's and P&W's due diligence investigation;
          (d) delivery of customary legal opinions, closing certificates and other documentation;
          (e) the approval of the Merger by the requisite number of stockholders of P&W as required by law; and
          (f) employees of P&W entering into mutually satisfactory employment, noncompetition and confidentiality agreements and arrangements with DRx.

  7. Conditions.  The closing of the Acquisition shall occur as soon as
     ----------
     practicably but in no event earlier than the first date upon which all of the following conditions are fulfilled.

       a. The Bankruptcy Court in the P&W bankruptcy proceeding renders a final, non-appealable judgment confirming a Plan providing for the Acquisition;
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       b. All agreements and arrangements with third parties necessary to ensure a transparent transition of P&W's customers to DRx have been executed.

  8. Binding Provisions. Upon the execution of counterparts of this Letter by
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     you, the following lettered paragraphs will constitute a legally binding and enforceable agreement of DRx and P&W, in recognition of the significant costs to be borne by DRx and P&W in pursuing this transaction and of their mutual undertakings as to the matters described therein.

       a. Access and Due Diligence. Each party will afford the other's
          ------------------------
          employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, contracts, operations and business of the other. This letter is contingent upon such due diligence as the parties deem necessary, appropriate or required. The parties will proceed as quickly as possible to complete the necessary reviews. In the event any party is not satisfied with any element of such due diligence, such party may notify the other party in writing and this Letter will terminate.

       b. Consents. DRx and P&W will cooperate with one another and proceed, as
          --------
          promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from all required third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the definitive documents.

       c. Closing. The parties agree to use their best efforts to close the
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          Acquisition Agreement as quickly as commercially reasonable, but in no event shall the Closing occur later than April 30, 2001 ("the Closing Deadline") without the prior written consent of DRx. Should the Acquisition Agreement fail to Close on or prior to the Closing
          Deadline as may be extended from time to time, all obligations of DRx hereunder shall cease and DRx shall have no further obligations hereunder whatsoever, including any obligation to provide DIP Financing, all DIP Financing shall mature and be due and payable, without demand or notice, the same being waived, on the day following the Closing Deadline.

       d. Termination of Letter. If definitive acquisition documents are not
          ---------------------
          signed on or before April 30, 2001, either party hereto may terminate this Letter, and thereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder.

       e. Miscellaneous. This agreement shall be governed by and construed in
          -------------
          accordance with the laws of the State of Louisiana without regard to the conflict of laws
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          provisions thereof and may be amended, modified or waived only by a separate writing executed by each of the parties hereto.

       f. Entire Agreement. This Letter of Intent contains the entire
          -----------------
          understanding between the parties hereto and supersedes any prior understandings and agreements between them respecting the subject matter hereof.

    By signing below, you represent that P&W's Board of Directors has approved the execution of this Letter, and that you agree to work together with us exclusively until the Expiration Date (or such later date as the parties may mutually agree) to reach definitive documents, subject to the terms and conditions set forth in this letter. During this period, we expect both parties to devote substantial time and resources to providing and analyzing any information reasonably required by the other, and to finalizing documentation.

    Our proposal will terminate at 5:00 (Eastern time) on September 15, 2000, if you have not countersigned and returned a copy of this letter to us. Except as set froth in paragraph 8 of this Letter, there is no binding agreement between P&W and DRx.

    We and our counsel are prepared to move forward immediately to finalize the definitive terms of the transactions referred to hereinabove, and we look forward to working with you to complete such a transaction as promptly as possible. If you have any questions about our offer, please do not hesitate to call me at (727) 533-0431. You may also contact our counsel, Julio C. Esquivel, at Shumaker, Loop & Kendrick, LLP at (813) 227-2325.

                                          Very truly yours,

                                          Discount Rx, Inc.


                                          By:
                                             ----------------------------------
                                          Jugal Taneja, Chairman of the Board
Acknowledged and agreed to:

Penner & Welsch, Inc.


By:
   --------------------------------
    Gregory M. Johns, President

Dated: September ____, 2000
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                                    JOINDER
                                    -------

         DrugMax.com, Inc., a Nevada corporation, hereby joins in this Letter of Intent for the limited purpose of agreeing to the issuance of shares pursuant to the provisions of Section 1.

                                               DRUGMAX.COM, INC.



                                               By:________________________
                                                        Jugal Taneja
                                                        Chairman of the Board